For the Semi-Annual period ended (a) 10/31/95
File number (c) 811-4930

                          SUB-ITEM 77 0

                             EXHIBITS

           Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       University of Puerto Rico Revs MBIA

2.   Date of Purchase
        5/8/95 / 5/12/95

3.   Number of Securities Purchased
       53,996 - Due 6/01/15

4.   Dollar Amount of Purchase
       $5,324,000

5.   Price Per Unit
       $98.80 - Due 6/01/15

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       Paine Webber

7.   Other Members of the Underwriting Syndicate
       Morgan Stamley & CO. Incorporated
       Goldman, Sachs & Co., Inc.
       Bear, Stearns & Co. Inc.
       Merrill Lynch & Co.
       PaineWebber Incorporated
       Lehman Brothers
       Clark Melvin Securities Corporation
       Citicorp Securities, Inc.
       Smith Barney Inc.
       Prudential Securities Incorporated
       Oriental Financial Services Corp.